                                                                    EXHIBIT 12.1


                                                                                 YEAR ENDED DECEMBER 31,
                                                                   1993       1994        1995         1996       1997
Earnings
     Pretax income from continuing operations                     $ 7,582    $24,567    $ 22,691     $ 49,802   $  82,705
     Fixed charges                                                 10,384     20,149      23,447       20,785      43,444
     Less included preferred stock dividend requirements             --         --          (539)        (329)       (628)
                                                                  -------    -------    --------     --------   ---------
Total Earnings                                                    $17,966    $44,716    $ 45,599     $ 70,258   $ 125,521
                                                                  =======    =======    ========     ========   =========

Fixed Charges and preferred stock dividends
     Interest expense                                             $ 6,266    $16,855    $ 18,942     $ 15,707   $  36,664
     Financing charges                                               --         --          --           --          --
     Interest factor of rent expense                                4,118      3,294       3,966        4,749       6,152
     Preferred stock dividend requirement                            --         --           539          329         628
                                                                  -------    -------    --------     --------   ---------
Total Fixed Charges                                               $10,384    $20,149    $ 23,447     $ 20,785   $  43,444
                                                                  =======    =======    ========     ========   =========

Ratio                                                                1.73       2.22        1.94         3.38        2.89



                                                                                                         Pro Forma (1)
                                                                  Quarter Ended        Year Ended        Quarter Ended
                                                                  March 31, 1998    December 31, 1997    March 31, 1998
Earnings
     Pretax income from continuing operations                        $ 27,640           $ 129,628           $ 30,931
     Fixed charges                                                     15,055              92,214             22,518
     Less included preferred stock dividend requirements                 (115)               (584)              (115)
                                                                     --------           ---------           --------
Total Earnings                                                       $ 42,580           $ 221,258           $ 53,334
                                                                     ========           =========           ========

Fixed Charges and preferred stock dividends
     Interest expense                                                $ 13,402           $  37,508           $  9,105
     Financing charges                                                   --                39,983              9,763
     Interest factor of rent expense                                    1,538              14,139              3,535
     Preferred stock dividend requirement                                 115                 584                115
                                                                     --------           ---------           --------
Total Fixed Charges                                                  $ 15,055           $  92,214           $ 22,518
                                                                     ========           =========           ========

Ratio                                                                    2.83                2.40               2.37


(1) - Pro forma computations give effect to the acquisitions of Garelick Farms, Franklin Plastics and Dairy Fresh in 1997 and the acquisitions of Continental Can and Land-O-Sun in 1998 as if these acquisitions had occurred at the beginning of 1997.